Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference to this Registration Statement on Form S-8 of our report dated April 25, 2024, relating to the audit of the consolidated balance sheets of BitFuFu Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows in each of the years for the three year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements) contained herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 11, 2024	Certified Public Accountants
PCAOB ID: 1171